UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 31, 2017

Date of Report (Date of Earliest event reported)

HemCare Health Services Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5940 S. Rainbow Blvd Las Vegas NV 98118

(Address of principal executive offices) (Zip Code)

(702) 796-6363

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On January 31, 2017 HemCare Health Services Inc. (herein “The Company”) reached a settlement agreement to have 71,140,000 shares of its common stock returned for cancellation & rescission. The agreement also cancelled over $30,000 in The Company’s debt and interest related to an alleged Convertible Promissory Note signed by The Company's previous Chief Executive Officer. The forgiveness and cancellation of this note removes all convertible debt and protects the shareholders from increased dilution by now having removed all forms of convertible instruments currently outstanding. Under the terms of the Agreement The Company will stop its legal action and refrain from taking other such actions that may harm these shareholders and entities.

The settlement agreement was with 7 individuals and companies who were in possession of The Company’s common shares. These individuals and entities received these shares from the nominees of Ultroid Marketing Development Corp following its May 19, 2015 agreement to licensed perpetual rights to use Ultroid Marketing Development Corp’s products and the trade name “Ultroid System as described in The Company’s May 22, 2015 8K filed with the Securities & Exchange Commission.

The Company still believes there to be more than 28 million common shares outstanding that in management's opinion have been transferred and or acquired without proper consideration and under questionable circumstances relating to this transaction with Ultroid and its nominees. The Company has placed a “Stop Transfer” with its Transfer Agent and will continue to pursue all remedies for the legal order to cancel these shares and to recover costs and damages in doing so.

Also on January 31, 2017 The Company reached an agreement with its 9% Secured Promissory Note holder to retire $250,000 of outstanding principal & interest by way of the issuance of 12,500,000 common shares of the Company. As part of the agreement the note maturity date was extended to January 26, 2018 for the approximately $50,000 balance.

While management was successful in restructuring its debt and eliminating all convertible instruments there can be no assurance of its ability to meet future obligations or in its ability to obtain a court order and or costs and damages in recovering the shares discussed herein.

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hemcare Health Services Inc.

Date: March 8, 2017	By:	/s/ John S. Wilkes
	Name:	John S. Wilkes
	Title:	President and Chief Executive Officer

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